EXHIBIT 21

JAKKS PACIFIC, INC. SUBSIDIARIES

Subsidiary	Jurisdiction
JAKKS Pacific (HK) Limited	Hong Kong
JAKKS Pacific (Shenzhen) Company	China
JAKKS Pacific (Asia) Limited	Hong Kong
Play Along (Hong Kong) Limited	Hong Kong
Creative Designs International, Ltd.	Delaware
Arbor Toys Company Limited	Hong Kong
JAKKS Sales Corporation	Delaware
JAKKS Pacific (UK) Ltd.	United Kingdom
Disguise, Inc.	Delaware
Disguise Limited	Hong Kong
Kids Only, Inc.	Massachussetts
Kids Only Limited	Hong Kong
Tollytots Limited	Hong Kong
JAKKS Pacific (Canada), Inc.	Canada
JAKKS Pacific France, S.A.S.	France
JAKKS Pacific Iberia, S.L.	Spain